Exhibit 2.3
IN THE HIGH COURT OF JUDICATURE OF ANDHRA PRADESH
AT HYDERABAD
(ORIGINAL JURISDICTION)
COMPANY APPLICATION NO. 286 OF 2010
IN THE MATTER OF THE COMPANIES ACT, 1956;
AND
IN THE MATTER OF SECTION 391 OF THE COMPANIES ACT, 1956;
AND
IN THE MATTER OF DR. REDDY’S LABORATORIES LIMITED;
AND
IN THE MATTER OF THE SCHEME OF ARRANGEMENT
BETWEEN DR. REDDY’S LABORATORIES LIMITED AND ITS MEMBERS
Dr. Reddy’s Laboratories Limited, a Company incorporated
under the Companies Act, 1956 and having its registered office at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh – 500 016

Rep. by its Company Secretary Sri V.S.Suresh	...Applicant Company
NOTICE CONVENING THE MEETING OF THE MEMBERS OF DR. REDDY’S LABORATORIES LIMITED
To
The Members of Dr. Reddy’s Laboratories Limited
TAKE NOTICE that by an order dated April 21, 2010, in the above Company Application, the Hon’ble High Court of Andhra Pradesh has directed that a meeting of the members of Dr. Reddy’s Laboratories Limited, the Applicant Company abovenamed, (hereinafter referred to as the “Applicant Company”) be convened and held at Hotel Green Park, Ameerpet, Hyderabad — 500016, Andhra Pradesh, India on Friday, May 28, 2010 at 10.30 a.m. for the purpose of considering and if thought fit, approving, with or without modification, the Scheme of Arrangement proposed to be made between the Applicant Company and its members for the issue of unsecured, redeemable, non-convertible, fully paid up bonus debentures of the Applicant Company from its general reserve to its members.
TAKE FURTHER NOTICE that in pursuance of the said order, a meeting of the members of the Applicant Company will be held at Hotel Green Park, Ameerpet, Hyderabad — 500016, Andhra Pradesh, India, on Friday, May 28, 2010 at 10.30 a.m., at which time and place you are requested to attend.
TAKE FURTHER NOTICE that you may attend and vote at the said meeting in person or by proxy provided that a proxy in the prescribed form, duly signed by you, or your authorized representative, is deposited at the registered office of the Applicant Company situated at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh — 500 016 not later than 48 hours before the meeting.
The High Court of Andhra Pradesh has appointed Shri S. V. Ramana, Advocate to be the Chairman of the said meeting of the members of the Applicant Company.
A copy each of the Scheme of Arrangement, the statement under Section 393 of the Companies Act, 1956 and a form of proxy are enclosed herewith.
Dated this 29th day of April, 2010 at Hyderabad
sd/-
S. V. RAMANA
Advocate
Chairman appointed for the meeting
Address: Flat No. 106, Bhavana Enclave
Rajiv Nagar, Behind AG’s Colony, Hyderabad – 500 045
Notes:
1.	All alterations made in the form of proxy should be initialed.

2.
Only registered equity shareholders of the Applicant Company may attend and vote (either in person or by proxy) at the equity shareholders’ meeting. The representative of a body corporate which is a registered equity shareholder of the Applicant Company may attend and vote at the equity shareholders’ meeting provided a certified true copy of the resolution of the Board of Directors or other governing body of the body corporate is deposited at the registered office of the Applicant Company not later than 48 hours before the commencement of the meeting authorising such representative to attend and vote at the equity shareholders’ meeting.

IN THE HIGH COURT OF JUDICATURE OF ANDHRA PRADESH
AT HYDERABAD
(ORIGINAL JURISDICTION)
COMPANY APPLICATION NO. 286 OF 2010
IN THE MATTER OF THE COMPANIES ACT, 1956;
AND
IN THE MATTER OF SECTION 391 OF THE COMPANIES ACT, 1956;
AND
IN THE MATTER OF DR. REDDY’S LABORATORIES LIMITED;
AND
IN THE MATTER OF THE SCHEME OF ARRANGEMENT
BETWEEN DR. REDDY’S LABORATORIES LIMITED AND ITS MEMBERS
Dr. Reddy’s Laboratories Limited, a Company incorporated
under the Companies Act, 1956 and having its registered office at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh – 500 016

Rep. by its Company Secretary Sri V.S.Suresh	...Applicant Company
EXPLANATORY STATEMENT UNDER SECTION 393 OF THE COMPANIES ACT, 1956
1.
Pursuant to an order dated April 21, 2010, passed by the Hon’ble High Court of Andhra Pradesh in the Company Application referred to above, a meeting of the members of Dr. Reddy’s Laboratories Limited, the Applicant abovenamed, is being convened for the purpose of considering and, if thought fit, approving, with or without modification, the proposed scheme of arrangement between Dr. Reddy’s Laboratories Limited and its members for the issue of unsecured, redeemable, non-convertible, fully paid up bonus debentures of Dr. Reddy’s Laboratories Limited from its general reserve, under sections 391 to 394 of the Companies Act, 1956 (hereinafter referred to as the “Scheme”). A copy of the Scheme is annexed to the notice of the meeting.

2.
In this statement, the Applicant, Dr. Reddy’s Laboratories Limited, a Company incorporated under the Companies Act, 1956 (the “Act”), is hereinafter referred to as the “Company” and its equity shareholders are hereinafter referred to as the “Members”. The other definitions contained in the Scheme shall apply to this statement as well.

3.
The Company was originally incorporated under the name and style of ‘Dr. Reddy’s Laboratories Private Limited’ in the State of Andhra Pradesh on February 24, 1984. Subsequently, the Company was converted into a public limited company after complying with the necessary provisions of The Companies Act, 1956 and obtained from the Registrar of Companies, Andhra Pradesh, Hyderabad on December 6, 1985 a fresh Certificate of Incorporation consequent to the change of name of the Company to ‘Dr. Reddy’s Laboratories Limited’.

4.	The registered office of the Company is situated at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh.

5.	The share capital structure of the Company as on December 31, 2009 is as under:
A.	Authorised Share Capital

Amount in Rs.

24,00,00,000 equity shares of Rs. 5/- (Rupees Five Only) each	1,20,00,00,000/-
Total	1,20,00,00,000/-
B.	Issued Share Capital

Amount in Rs.

16,88,25,235 equity shares of Rs. 5/- (Rupees Five Only) each *	84,41,26,175/-
Total	84,41,26,175/-
C.	Subscribed & Paid-up Share Capital

Amount in Rs.
16,88,25,035 equity shares of Rs. 5/- (Rupees Five Only) each fully paid up*#	84,41,25,175/-
Total	84,41,25,175/-
The equity shares of the Company are listed on the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited.
*   As on 31st December, 2009, includes 2,49,43,067 equity shares of Rs. 5/- (Rupees Five Only) represented by 2,49,43,067 American Depositary Receipts (“ADR”) issued by the Company. The ADRs of the Company are listed on the New York Stock Exchange.

#
200 equity shares of the face value of Rs. 5/- (Rupees Five Only) each have been forfeited by the Company for non-payment of calls.

The Company has outstanding employee stock options under the Dr. Reddy’s Employees Stock Option Scheme, 2002 and the Dr. Reddy’s Employees ADR Stock Option Scheme, 2007, the exercise of which may result in an increase in the issued and paid-up share capital of the Company on or prior to the Record Date.

As on date, there has been no material change in the capital structure of the Company from the capital structure set out above.

6.	The objects for which the Company has been established are set out in Clause III of its Memorandum of Association

7.	The Company is a fully integrated pharmaceutical company. Its purpose is to provide affordable and innovative medicines through its three core businesses:
(a)	Pharmaceutical Services and Active Ingredients, comprising of Active Pharmaceuticals and Custom Pharmaceuticals businesses;

(b)	Global Generics, which includes branded and unbranded generics; and

(c)	Proprietary Products, which includes New Chemical Entities (NCEs), Differentiated Formulations, and Generic Biopharmaceuticals.
8.	The details of financial position of the Company as per the latest audited Balance Sheet as at 31st March, 2009 are as under:-

(Rupees in Millions)
SOURCES OF FUNDS
Shareholders’ fund
Share capital	842
Reserves and surplus	51,749

52,591

Loan funds
Secured loans	26
Unsecured loans	6,377

6,403

Deferred Tax Liability, net	904

59,898

APPLICATION OF FUNDS
Fixed Assets
Gross Block	21,573
Less: Accumulated Depreciation and amortization	(9,465)

Net Block	12,108
Capital Work-in-progress (including capital advances)	4,112

16,220
Investments	17,038
Current Assets, Loans and Advances
Inventories	7,351
Sundry Debtors	14,197
Cash & Bank Balances	3,844
Loans and Advances	13,085

38,477
Current Liabilities & Provisions
Current Liabilities	10,502
Provisions	1,335

11,837
Net Current Assets	26,640

59,898

The General Reserve of the Company as per the audited balance sheet of the Company on March 31, 2009 stood at Rs. 13,17,30,00,000/- (Rupees One Thousand Three Hundred Seventeen Crores Thirty Lakhs Only).

RATIONALE FOR ISSUANCE OF DEBENTURES
9.
Over the last few years, the Company has built up significant reserves from its retained profits by transfer to its General Reserve. The capital represented by its General Reserve is in excess of the Company’s current and anticipated operational needs. Further, barring unforeseen circumstances, the Company expects that its business operations will continue on a high growth trajectory and generate incremental cash over the next few years.

10.
While the excess reserves can be profitably utilized for the Company’s overall growth strategy, the Company believes that even after considering the foreseeable investments required for such opportunities over the next few years, its reserves as aforesaid will be in surplus to its needs. The Company also has significant debt raising capacity.

11.
In view of the aforesaid factors, the Company has concluded that it can optimally utilize its surplus reserves by giving its members access to the same. Accordingly, the Company has proposed to restructure its General Reserve by issuing Debentures to its members.

12.	Separately, the Company has recently completed 25 years and is keen to reward its members for their support and belief.
Alternative Options Considered by the Board
13.
The following alternative options were evaluated to deal with the issue of surplus cash and General Reserve in excess of the Company’s wants, but the proposed Scheme was found to be on the whole a better proposition both from the Company’s and its Members’ perspective:

(i)	Buyback of Shares

A buy-back would have benefited only a few Members as not all Members necessarily would have tendered their shares in the buy-back offer. It would have been difficult to accomplish a buy-back on a fair and equitable basis amongst all Members. Moreover, a buy-back would entail significantly higher administrative and secretarial costs than those required for the present Scheme. In the circumstances, the management came to the conclusion that buy-back is not an optimal way of dealing with the issue of surplus cash. On the other hand, the Scheme has been formulated to ensure that every single Member of the Company would participate in the Scheme and would benefit from it. It was, therefore, decided not to pursue the buy-back option.

(ii)	Reduction of share capital under Section 100 of the Act

The Company could have considered reducing the face value of the shares of Rs. 5/- (Rupees Five Only) to a lower amount, and return the differential amount together with a suitable premium to the Members. It was felt that this course of action would imply capital gains for Members and would get taxed at their hands. This would also imply reducing the face value of the Company’s shares from Rs. 5/- (Rupees Five Only) and would have led to enormous secretarial work in re-issuing the shares with the new face value. Such a proposal would have incurred no special benefits to Members as compared to the present scheme. This option was also, therefore, not accepted.

(iii)	Issue of Redeemable Preference Shares by way of bonus

This would have substantially the same effect as the present Scheme. Further, bearing in mind the liquidity issues connected with the preference shares and the servicing cost of preference capital relative to servicing cost of debentures, this option was also found to be less attractive than the proposed Scheme and the management decided not to pursue it.

(iv)	Bonus Equity Shares

Bonus equity shares were not considered because it would have merely implied conversion of General Reserve into equity shares without any underlying outflow of cash, the basic issue being addressed by the Scheme. Bonus equity shares would also involve permanent increase in the Company’s equity capital. In the case of a bonus equity issue, the Company would have continued to have cash and capital in excess of needs, with the attendant dilution of return on net worth/return on capital.

14.
The Scheme was placed before the Board of Directors of the Company on March 31, 2010, at which time the Board approved the Scheme and the issuance of Debentures in the ratio of 6 Debentures for every 1 (one) equity share of Rs. 5/- (Rupees Five Only) each fully paid up held by such Member in accordance with the Scheme. In the interests of transparency, good corporate governance, to secure full involvement of all members and also by way of abundant caution the Board has decided to present this proposal as a Scheme under Section 391 of the Act.

SALIENT FEATURES OF THE SCHEME
15.	The salient features of the Scheme are:

Issuance and Key terms of the Debentures
a.
Pursuant to the Scheme and in accordance with its terms, the Company will issue and allot out of its General Reserve by way of distribution as bonus, to each Member whose name is recorded in the Register of Members or records of the depositary as member of the Company on the Record Date, Debentures in the ratio of 6 Debentures of the face value of Rs. 5/- (Rupees Five Only) each fully paid up in the Company for every equity share of Rs. 5/- (Rupees Five Only) each fully paid up held by such Member. The Debentures will be unsecured, redeemable, non-convertible and fully paid up bonus debentures.

b.
The total size of the Debenture issue shall be not less than Rs. 5,06,00,00,000/- (Rupees Five Hundred Six Crores Only) but not more than Rs. 520,00,00,000/- (Rupees Five Hundred and Twenty Crores Only).

c.
The Debentures shall be redeemable at par in full at the end of 36 months from the date of allotment. The Debentures shall carry a coupon rate as shall be determined by the Board. The interest on the Debentures shall be payable at the end of each 12 calendar month period from the date of allotment on the unredeemed balance of each Debenture. The Debentures are proposed to be rated. The Debentures are proposed to be listed on the National Stock Exchange of India Limited (“NSE”) and/or Bombay Stock Exchange Limited (“BSE”). The Debentures will not be registered in any jurisdiction or listed on any stock exchange outside India. The Board will appoint a debenture trustee in respect of the Debentures to formalise with the Company detailed terms and conditions for issue of Debentures.

d.
No Debentures will be issued under the Scheme in respect of any equity shares of the Company that have been forfeited. The issuance of Debentures pursuant to the Scheme in respect of any equity shares of the Company which are held in abeyance under the provisions of Section 206A of the Act or otherwise shall pending allotment or settlement of dispute by order of Court or otherwise, be held in abeyance by the Company.

e.
The Debentures issued to the Members pursuant to the Scheme shall be issued in dematerialized form to the Members who are recorded as holding equity shares of the Company in dematerialized form, or from whom the Company has received a notice in writing prior to the Record Date of details of their account with a depositary participant and who have provided details thereof and such other confirmations as may be required, by direct credit to the account of such Member. For all other Members or in the event that the Company is unable to credit the demat accounts of the aforesaid Members, the Company shall issue Debentures in physical form to such Member. No letter of allotment would be issued for the Debentures.

Process for Issuance of Debentures
f.	Appointment of Merchant Banker

In terms of the Scheme, the Company will deliver an amount of not less than Rs. 506,00,00,000/- (Rupees Five Hundred and Six Crores Only) but not exceeding Rs. 520,00,00,000/- (Rupees Five Hundred and Twenty Crores Only), being equal to the aggregate value of the Debentures required to be issued in terms of the Scheme, to a merchant banker to be appointed by the Board (“Merchant Banker”), to act on behalf of and as agent and trustee of the Members. The Merchant Banker would receive the aforesaid amount, subject to receipt of necessary regulatory approvals, in an on-shore escrow account to be opened by it with a scheduled commercial bank in India to be determined by and upon terms and conditions acceptable to the Board, for this purpose. The Merchant Banker shall receive the aforesaid amounts in the Escrow Account for and on behalf of and in trust for the Members entitled to the Debentures, as deemed dividend within the meaning of the term under section 2 (22) (b) of the Income Tax Act, 1961. The said payment to the Merchant Banker shall constitute a valid and proper discharge of the Company’s obligation to make payment hereunder to each Member entitled to such Debentures in terms of the Scheme.

g.
The Merchant Banker shall immediately following receipt of the above funds pay to the Company (without any lien, hold-back or deduction whatsoever), for and on behalf of and as trustee of the Members entitled to Debentures, out of the Escrow Account, as and by way of subscription for allotment of requisite number of Debentures proposed to be issued under the Scheme to the Members. The said payment for and on behalf of the Members by the Merchant Banker shall be deemed to be a payment by the Members entitled to the Debentures under the Scheme towards the cost of acquisition of the Debentures under the Scheme. Thus, the cost of acquisition of each Debenture at the hands of the Members shall be deemed to be its face value, i.e. Rs. 5/- (Rupees Five Only) each.

h.
Upon receipt by the Company of the payment from the Merchant Banker for and on behalf of the Members towards subscription of Debentures of the Company, the Company shall proceed to issue and allot to the Members as on the Record Date, the appropriate number of Debentures to which the concerned Member may be entitled by virtue of his/ her/ its holding in the Company on the Record Date in the ratio stipulated in Clause 15a above.

i.	Liquidity Facility

With a view to providing additional liquidity to the Members, the Board will appoint a merchant banker (“Liquidity Facility Provider”) to provide a liquidity facility to all Debenture holders to, at their option, tender their Debentures for sale (on a spot delivery basis) to the Liquidity Facility Provider at a price to be offered by the Liquidity Facility Provider. The price to be offered by the Liquidity Facility Provider will depend on a number of factors, including the coupon rate of the Debentures, the prevailing market conditions and investor demand for the Debentures at that time. The detailed terms and process for the Liquidity Facility will be formulated by the Liquidity Facility Provider in consultation with the Board, and intimated to the Members by the Liquidity Facility Provider.

Issuance of Debentures to Non-Resident Members and ADR Holders
j.
The approval of the RBI may be required under applicable law for issuance of Debentures to certain non-resident Members, including for the holding or transfer of Debentures by such Members and repatriation of sale proceeds, and in the case of the Depositary, for distribution of the Debentures to the ADR holders. The Company shall apply to the RBI for the requisite approvals for issue and allotment of Debentures to such non-resident Members of the Company, and the issuance and allotment to such Members will be made subject to and in compliance with the terms and conditions as may be prescribed by the RBI.

k.
The regulatory framework in India governing issuance of ADRs by an Indian Company does not permit the issuance of ADRs with any debt instrument (including non convertible rupee denominated debentures) as the underlying security. Therefore, the Depositary cannot issue depositary receipts (such as ADRs) against these Debentures under the Scheme. Accordingly, upon coming into effect of the Scheme, the Company shall issue an appropriate number of Debentures, in accordance with the aforementioned ratio, to the Depositary and the Depositary will make best efforts to, and if so required for regulatory reasons shall, sell such Debentures (via private or public sale or through the Liquidity Facility) in accordance with the provisions of the Deposit Agreement.

l.
To the extent the Depositary is able to sell (via private or public sale or through the Liquidity Facility) the Debentures, subject to the provisions of the Deposit Agreement, the Depository shall convert the net proceeds from any such sale into U.S. dollars and distribute any such U.S. dollars, less any applicable taxes, fees and expenses incurred and/or provided for under the Deposit Agreement, to the registered holders of ADRs entitled thereto in the same manner as it would distribute cash under the Deposit Agreement.

Tax Treatment
m.
The issuance of Debentures pursuant to the Scheme will constitute “Deemed Dividend” as defined in section 2(22)(b) of the Income Tax Act, 1961 and consequently the Company will be required to pay Dividend Distribution Tax (DDT) at the applicable rate on the aggregate value of Debentures allotted to Members as bonus Debentures. However, such issue of Debentures in the manner contemplated herein will not entail declaration or distribution of any dividend for the purposes of sections 205 and 205A of the Act.

Amendment of Articles
n.
As an integral part of the Scheme, and, upon the coming into effect of the Scheme, Article 144(1) to Article 144(5) of the Articles of Association of the Company shall, without any further act or deed, be replaced by the following:

“1.
Any General Meeting may resolve that any monies, investments or other assets forming part of the undivided profits (including profits or surplus monies arising from the realisation and where permitted by law, from the appreciation in value of any capital assets of the company) or any amount standing to the credit of the Share Premium Account or the Capital Redemption Reserve Account or the General Reserve or any other reserve or fund of the company or in the hands of the company and available for dividend may be capitalized. Any such amount (excepting the amount standing to the credit of the Share Premium Account and/or the Capital Redemption Reserve Account) may be capitalized in either of the following ways, or partly in one way and partly in another:

a.	by the issue and distribution as fully paid up shares, debentures, debenture stock or other securities or obligations of the Company; or

b.	by crediting the shares of the company which may have been issued and are not fully paid up, with the whole or any part of the sum, remaining unpaid thereon.

Provided that any amounts standing to the credit of the Share Premium Account may be applied in:
i.	paying up unissued shares of the company to be issued to the members of the company as fully paid bonus shares

ii.	in writing off the preliminary expenses of the company

iii.	in writing off the expenses of, or the commission paid or discount allowed on any issue of shares or debentures of the company; or

iv.	in providing for the premium payable on the redemption of any redeemable preference shares or debentures of the company.

Provided further that any amount standing to the credit of the Capital Redemption Reserve Account shall, for the purposes of this Article, be applied only in paying up unissued shares of the Company to be issued to the members of the Company as fully paid bonus shares.

2.
Such issue and distribution under sub-clause (1) (a) above and such payment to the credit of unpaid share capital under sub-clause (1) (b) above shall be made to, amongst or in favour of the members entitled thereto and in accordance with their respective rights and interests and in proportion to the amount of capital paid up on the shares held by them respectively in respect of which such distribution under such-clause (1) (a) or payment under sub-clause (1) (b) above shall be made on the footing that such members become entitled thereto as capital.

3.
The Directors shall give effect to any such resolution and apply such portion of the profit, General Reserve Fund or any other fund or account as aforesaid as may be required for the purpose of making payment in full for the shares, debentures or debenture stock, or other securities or obligations of the Company so distributed under sub-article (1) (a) above or (as the case may be) for the purpose of paying, in whole or in part, the amount remaining unpaid on the paid up capital under sub-article (1)(a) above provided that no such distribution or payment shall be made unless recommended by the Directors and if so recommended such distribution and payment shall be accepted by such members as aforesaid in full satisfaction of their interest in the capitalised sum.

4.
For the purpose of giving effect to any such resolution the directors may settle any difficulty which may arise in regard to the distribution or payment as foresaid as they think expedient and in particular they may issue fractional certificates or coupons and fix the value for distribution of any specific assets and may determine that such payments be made to any members on the footing of the value so fixed and that fraction of less value than Re. 1/- may be disregarded in order to adjust the right of all parties and may vest any such cash, shares, fractional certificates or coupons, debentures, debenture-stock, or other securities or obligations in trustee upon such trust for the persons entitled thereto as may seem expedient to the Directors and generally may make such arrangement for the acceptance, allotment and sale of such shares, debentures, debenture-stock, or other securities or obligations and fractional certificates or coupons or otherwise as they may think fit.

5.
Subject to the provisions of the Act and these Articles in case where some of the shares of the Company are fully paid and others are partly paid only, such capitalisation may be effected by the distribution of further shares in respect of the fully paid shares, and/or by crediting the partly paid shares with the whole or part of the unpaid liability thereon but so that between the holders of the fully paid shares, and the partly paid shares the sum so applied in payment of such further shares and in the extinguishing or diminishing of the liability on the partly paid shares shall be applied prorata in proportion to the amount then already paid or credited as paid on the existing fully paid and partly paid shares respectively.”

The consent of the Members to the Scheme shall be sufficient for the purposes of effecting the above amendment to the Articles of Association of the Company as set out above as also for the issuance of the Debentures, and no further resolution under Section 31 or any other applicable provision of the Act in this regard, would be required to be separately passed in connection with the amendment to the Articles of Association or the issuance of Debentures by the Company.

Effect on Employee Stock Option Schemes
o.
Pursuant to the Stock Option Scheme 2002, certain employees of the Company have been granted stock options at a price equivalent to (depending on the category of the option) the fair market value of the underlying equity shares on the date of grant or the par value of the underlying equity shares.

p.
The existing exercise price for outstanding stock options granted at fair market value under the Stock Option Scheme 2002, may, upon effectiveness of the Scheme, at the discretion of the Compensation Committee be reduced by up to an amount of Rs. 30/- (Rupees Thirty Only) and consequently, any shares issued pursuant to exercise of such options shall not be entitled to receive the Debentures. However, no adjustment will be made to the purchase price of the stock options granted at par value under the Stock Option Scheme 2002. The consent of the Members to the Scheme shall be sufficient for the purposes of effecting such adjustment and shall be treated as their consent in relation to the aforesaid matters pertaining to the Stock Option Scheme 2002 (including without limitation for the purposes of effecting necessary modifications to the Stock Option Scheme 2002) and all related matters. No further approval of the Members would be required in this connection.

Miscellaneous
q.
The Company through its Board (including the Management Committee) may in its full and absolute discretion, consent to any alteration or modification to the Scheme which the Board deems fit, or which the High Court and/ or any other authority may deem fit to approve or impose.

r.	The Scheme is conditional on and subject to:
(i)	the approval to the Scheme by the requisite majority of the Members of the Company as prescribed under law;

(ii)	the sanction of the High Court of Andhra Pradesh being obtained;

(iii)	the requisite approval of the RBI being obtained under the provisions of Foreign Exchange Management Act, 1999 and the regulations made thereunder;

(iv)	any other sanction or approval, as may be required by law in respect of the Scheme being obtained; and

(v)	the certified copies of the High Court order referred to in the Scheme being filed with the Registrar of Companies, Andhra Pradesh.
s.
In the event of any of the aforesaid sanctions and approvals not being obtained and/or the Scheme not being sanctioned by the High Court and/or the Order or Orders not being passed as aforesaid on or before March 31, 2011 or within such extended period or periods as may be approved by the Board, the Scheme shall become null and void and in that event, no rights and liabilities shall accrue to or be incurred by the Company or its shareholders or any other person, and Company shall bear and pay the costs, charges and expenses for and/ or in connection with the Scheme.

A copy of the Scheme of Arrangement is enclosed hereto. You are requested to read the entire text of the Scheme to get fully acquainted with the provisions thereof. The aforesaid are only some of the salient features thereof.

16.
Pursuant to the authority given by the Board of Directors vide their resolution dated March 31, 2010, Kotak Mahindra Capital Company Limited has been appointed as the Merchant Banker and DSP Merrill Lynch Capital Limited has been appointed as the Liquidity Facility Provider. Pursuant to Annexure I of the Scheme, the Board has determined that the rate of interest shall be a rate to be decided by the Board at a later date. However, such rate shall be not less than 7.5% p.a.

17.	The rights and interests of the Members and the creditors of the Company will not be prejudicially affected by the Scheme.

18.	For the redemption of the Debentures at the end of the maturity period set out in the Scheme, the Company will create a debenture redemption reserve in accordance with the Act.

19.	The Scheme entails the distribution only of the General Reserve and does not involve a distribution of any other reserve of the Company.

20.
The Company has received no-objection letters from the BSE vide its letter dated April 13, 2010 and the NSE, vide its letter dated April 13, 2010, granting their respective no-objection to the Scheme being filed with the Hon’ble High Court of Andhra Pradesh. The listing of the Debentures is subject to the Company receiving relaxations under Rule 19(2)(b) of the Securities Contract (Regulation) Rules, 1957 from the Securities and Exchange Board of India (“SEBI”). The Company shall file an application with the SEBI for seeking exemption from Rule 19(2)(b) of the Securities Contract (Regulation) Rules, 1957. The no objection letters from the BSE and the NSE are available for inspection and should be read in their entirety for information.

21.
No investigation proceedings have been instituted and/or are pending in relation to the Company under sections 235 to 251 of the Act. To the knowledge of the Company no winding up proceedings have been filed or are pending against the Company under the Act.

22.	On receiving the approval of the Members, the Company shall, as per the requirements of the Act, seek the sanction of the High Court of Andhra Pradesh for the Scheme.

23.
The directors of the Company may be deemed to be concerned and/or interested in the Scheme only to the extent of their eligibility to such Debentures against their direct and/or indirect shareholding in the Company. The details of the present directors of the Company, and their shareholding in the Company/number of stock options held in the Company, either singly or jointly as on March 31, 2010 are as follows:

					No. of options granted
					pursuant to Stock Option
			No. of Shares		Scheme 2002 and Stock
	Age	Position held in	held in		Option Scheme 2007
Name of Director	(years)	the Company	the Company		2002	2007
Dr. K Anji Reddy	71	Executive Chairman	7,00,956		—	—
Mr. G V Prasad	50	Vice-Chairman & CEO	13,65,840		—	—
Mr. Satish Reddy	43	Managing Director & COO	12,05,832		—	—
Mr. Anupam Puri	64	Non-Executive Director	13,500	*	—	3,000
Dr. Bruce L. A. Carter	67	Non-Executive Director	4,000	*	—	3,000
Dr. J. P. Moreau	62	Non-Executive Director	—		—	3,000
Ms. Kalpana Morparia	61	Non-Executive Director	3,000		3,000	—
Dr. Omkar Goswami	53	Non-Executive Director	15,000		3,000	—
Mr. Ravi Bhoothalingam	64	Non-Executive Director	15,000		3,000	—
Dr. Ashok Sekhar Ganguly	75	Non-Executive Director	—		—	—

*	ADR holdings
The Scheme will have no other effect on the interest of the Directors of the Company.

24.	There will be no change in the capital structure of the Company from the capital structure set out in Clause 5 of this statement on account of the Scheme.

25.	As on March 31, 2010, the shareholding pattern of the Company is as set out below:

Category	No. of Shares	Percentage
Promoter’s Holding
- Individuals	4,389,484	2.60
- Companies	39,128,328	23.17
Sub-Total	43,517,812	25.77
Indian Financial Institutions	19,471,018	11.53
Banks	47,519	0.03
Mutual Funds	10,928,678	6.47
Foreign holdings
- Foreign Institutional Investors	46,044,755	27.27
- Non Resident Indians	2,917,229	1.73
- Foreign Nationals	2,500	0.00
- ADRs	24,548,869	14.54
Sub total	103,960,568	61.57
Indian Public and Corporate	21,367,005	12.66
Total	168,845,385	100.00
There will be no change in the shareholding pattern of the Company on account of the issue and allotment of the Debentures pursuant to the Scheme.

26.
Corporate members intending to send their authorised representatives to attend the meeting are requested to lodge a certified true copy of the resolution of the board of directors or other governing body of the body corporate not later than 48 (forty eight) hours before the commencement of the meeting, authorizing such person to attend and vote on its behalf at the meeting.

27.
An equity shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote instead of him. Such proxy need not be a member of the Company. The instrument appointing the proxy should however be deposited at the registered office of the Company not later than 48 (forty eight) hours prior to the commencement of the meeting.

28.	The following documents will be open for inspection at the registered office of the Company between 11 a.m. and 1 p.m. on any week day which is not a public holiday before May 27, 2010.
(i)	Memorandum & Articles of Association of the Company;

(ii)	Audited Balance Sheet and Profit and Loss Account for the year ended March 31, 2009 of the Company;

(iii)	Unaudited financial results of the Company for the quarter ended 31st December, 2009;

(iv)	Company Application No. 286 of 2010 along with all Exhibits;

(v)	Certified copy of the order dated April 21, 2010 passed by the High Court of Andhra Pradesh in Company Application No. 286 of 2010;

(vi)
Copies of the no-objection letters, each dated April 13, 2010, received from the BSE and the NSE, granting their respective no-objections to the Scheme being filed with the Honourable High Court of Andhra Pradesh; and

(vii)	The Scheme.
29.
This statement may be treated as the statement under Section 393 and also Section 173 of the Act. A copy of the Scheme and this statement may also be obtained from the registered office of the Company during ordinary business hours on weekdays.

Dated this 29th day of April, 2010 at Hyderabad.
sd/-
S. V. RAMANA
Advocate
Chairman appointed for the meeting
Address: Flat No. 106, Bhavana Enclave
Rajiv Nagar, Behind AG’s Colony, Hyderabad – 500 045

SCHEME OF ARRANGEMENT
BETWEEN
DR. REDDY’S LABORATORIES LIMITED
AND
ITS MEMBERS
FOR ISSUE OF UNSECURED REDEEMABLE NON-CONVERTIBLE FULLY PAID BONUS
DEBENTURES FROM GENERAL RESERVE
PART I — GENERAL
1.	INTRODUCTION
1.1
Dr. Reddy’s Laboratories Limited is a public limited company incorporated under the Act (as defined hereinafter) and having its registered office at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh — 500 016 (the “Company”). The Company is primarily engaged in the business of manufacture and sale of chemicals, drugs, pharmaceuticals and other intermediaries.

1.2
Over the last few years, the Company has built up significant reserves from its retained profits by transfer to its General Reserve. The capital represented by its General Reserve is in excess of the Company’s current and anticipated operational needs. Further, barring unforeseen circumstances, the Company expects that its business operations will continue on a high growth trajectory and generate incremental cash over the next few years.

1.3
While the excess reserves can be profitably utilized for the Company’s overall growth strategy, the Company believes that even after considering the foreseeable investments required for such opportunities over the next few years, its reserves as aforesaid will be in surplus to its needs. The Company also has significant debt raising capacity.

1.4	Separately, the Company has recently completed 25 years and is keen to reward its members for their support and belief.

1.5
In view of the aforesaid factors, the Company has concluded that it can optimally utilize its surplus reserves by giving its members access to the same. Accordingly, the Company has proposed to restructure its General Reserve by issuing Debentures (as defined below in Clause 2.1) to its members. In the interests of transparency and good corporate governance and by way of abundant caution, the Company has determined to propose this scheme of arrangement between the Company and its Members under Sections 391-394 of the Act, which will be subject to necessary approvals of the shareholders and the High Court (as defined hereinafter).

1.6
Accordingly, this Scheme provides for the issue of the Debentures to the Members by restructuring the General Reserves of the Company pursuant to Sections 391 to 394 and other relevant provisions of the Act, and various other matters consequential to or otherwise integrally connected with the above in the manner provided for in the Scheme.

1.7	The Scheme is divided into the following parts:
(a)	Part I, which deals with the introduction and definitions;

(b)	Part II, which deals with the issuance of the Debentures; and

(c)	Part III, which deals with the general terms and conditions.
2.	DEFINITIONS AND INTERPRETATION
2.1	In this Scheme, unless inconsistent with the subject or context, the following expressions shall have the following meanings:

“Act” means the Companies Act, 1956.

“ADRs” means the outstanding American Depositary Receipts issued by the Company pursuant to the “Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993” and other applicable law, and where relevant shall include the underlying equity shares relating thereto.

“Board” means the board of directors of the Company and shall include a committee duly constituted and authorised by the board of directors for the purposes of matters pertaining to the bonus issuance, the Scheme and/or any other matter relating thereto.

“Capital Reserves” means and includes the capital reserve and the securities premium account as reflected in the accounts of the Company.

“Debentures” means unsecured redeemable, non-convertible, fully paid up bonus debentures of the Company of face value of Rs. 5/- (Rupees Five Only) each proposed to be issued pursuant to the present Scheme, the principal terms and conditions for which have been set out in Annexure I to this Scheme.

“Depositary Agreement” means the Deposit Agreement dated April 10, 2001 between the Company, the Depositary and the holders of the ADRs.

“Depositary” means JP Morgan Chase Bank, N.A.

“Effective Date” means the last of the dates on which all the conditions and matters referred to in Clause 11 of this Scheme occur or have been fulfilled or waived in accordance with this Scheme. References in this Scheme to date of ‘coming into effect of the Scheme’ or ‘effectiveness of the Scheme’ shall mean the Effective Date.

“General Reserve” means the general reserve of the Company which has been built through retained undistributed profits and which forms a part of the revenue reserves of the Company, as reflected in the accounts of the Company.

“High Court” shall mean the High Court of Andhra Pradesh having jurisdiction in relation to the Company and shall include the National Company Law Tribunal, as applicable or such other forum or authority as may be vested with any of the powers of a High Court under the Act.

“Member(s)” means the equity shareholder(s) of the Company as on the Record Date.

“Record Date” means the date to be fixed by the Board for the purpose of determining the equity shareholders of the Company to whom the Debentures will be allotted pursuant to this Scheme.

“Registrar of Companies” means the Registrar of Companies, Andhra Pradesh.

“Scheme” means this Scheme of Arrangement, including the annexures, in its present form or with any modification(s) approved or imposed or directed by the High Court or any other authority or otherwise effected by the Board.

“Stock Option Scheme 2002” means the Dr. Reddy’s Employees Stock Option Scheme, 2002.

“Stock Option Scheme 2007” means the Dr. Reddy’s Employees ADR Stock Option Scheme, 2007.

“Working Day” means a day on which commercial banks are open for business in Mumbai, India, Hyderabad, India and New York, USA.

2.2
All terms and words used but not defined in this Scheme shall, unless repugnant or contrary to the context or meaning thereof, have the same meaning ascribed to them under the Act, the Securities Contracts (Regulation) Act, 1956, the Depositories Act, 1996 and other applicable laws, rules, regulations, bye-laws, as the case may be or any statutory modification or re-enactment thereof for the time being in force.

2.3	References to clauses, recitals and annexures, unless otherwise provided, are to clauses, recitals and annexures of and to this Scheme.

2.4	The headings herein shall not affect the construction of this Scheme.

2.5	The singular shall include the plural and vice versa; and references to one gender include all genders.

2.6
Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.7	References to person include any individual, firm, body corporate (whether or not incorporated), government, state or agency of a state or any joint venture, association and partnership.

2.8	The Annexures to this Scheme form an integral and inseparable part of this Scheme.
3.	SHARE CAPITAL AND GENERAL RESERVE
3.1	The share capital structure of the Company as on December 31, 2009 is as under:
A.	Authorised Share Capital

Amount in Rs.
24,00,00,000 equity shares of Rs. 5/- (Rupees Five Only) each	1,20,00,00,000/-

Total	1,20,00,00,000/-
B.	Issued Share Capital

Amount in Rs.
16,88,25,235 equity shares of Rs. 5/- (Rupees Five Only) each *	84,41,26,175/-

Total	84,41,26,175/-
C.	Subscribed & Paid-up Share Capital

Amount in Rs.
16,88,25,035 equity shares of Rs. 5/- (Rupees Five Only) each fully paid up*#	84,41,25,175/-

Total	84,41,25,175/-

*
As on December 31, 2009, includes 2,49,43,067 equity shares of Rs. 5/- (Rupees Five Only) represented by 2,49,43,067 ADRs issued by the Company. The ADRs of the Company are listed on the New York Stock Exchange.

#	200 equity shares of the face value of Rs. 5/- (Rupees Five Only) each have been forfeited by the Company for non-payment of calls.

The Company has outstanding employee stock options under the Stock Option Scheme, 2002 and the Stock Option Scheme, 2007, the exercise of which may result in an increase in the issued and paid-up share capital of the Company on or prior to the Record Date.

3.2
The General Reserve of the Company as per the audited balance sheet of the Company on March 31, 2009 stood at Rs. 13,17,30,00,000/- (Rupees One Thousand Three Hundred Seventeen Crores Thirty Lakhs Only).

PART II — ISSUANCE OF BONUS DEBENTURES
4.	Issue of Debentures From General Reserve
4.1	The provisions of this Clause 4 of this Scheme shall operate notwithstanding anything to the contrary in this Scheme or in any other instrument, deed or writing.

4.2
Upon the effectiveness of the Scheme, the Company shall issue and allot out of its General Reserve by way of distribution as bonus, to each Member whose name is recorded in the Register of Members and records of the depositary as Members of the Company on the Record Date, Debentures in the ratio of 6 Debentures of face value Rs. 5/- (Rupees Five Only) each fully paid up in the Company for every equity share of Rs. 5/- (Rupees Five Only) each fully paid up held by such Member in the manner hereafter provided. The process for issuance of Debentures will be as set out in Clause 6 hereunder.

4.3
The issuance of Debentures pursuant to this Scheme above will constitute “Deemed Dividend” as defined in Section 2(22)(b) of the Income Tax Act, 1961 and consequently the Company will be required to pay Dividend Distribution Tax (DDT) at the applicable rate on the aggregate value of Debentures allotted to Members as bonus Debentures. However, such issue of Debentures in the manner contemplated herein will not entail declaration or distribution of any dividend for the purposes of Sections 205 and 205A of the Act.

4.4
No Debentures will be issued under this Scheme in respect of any equity shares of the Company that have been forfeited. The issuance of Debentures pursuant to this Scheme in respect of any equity shares of the Company which are held in abeyance under the provisions of Section 206A of the Act or otherwise shall pending allotment or settlement of dispute by order of Court or otherwise, be held in abeyance by the Company.

5.	TERMS AND CONDITIONS OF THE DEBENTURES
5.1
The Debentures shall be issued on terms and conditions consistent with the principal terms and conditions set out in Annexure I and as set out in the Scheme. The Board shall appoint a debenture trustee (“Debenture Trustee”) who will be authorised to formalise with the Company detailed terms and conditions for issue of Debentures.

5.2
As soon as practicable after the issuance of the Debentures, the Company shall take necessary steps towards listing the Debentures on the Bombay Stock Exchange and/ or the National Stock Exchange, with a view to provide liquidity to the Debenture holders. The Debentures will not be registered in any jurisdiction or listed on any stock exchange outside India.

6.	PROCESS FOR ISSUANCE OF DEBENTURES AND LIQUIDITY FACILITY
6.1	The Debentures shall be issued within a period of 20 Working Days from the Record Date to the Members eligible to receive the same, in the following manner:
(i)
The Company will deliver an amount of not less than Rs. 506,00,00,000/- (Rupees Five Hundred and Six Crores Only) but not exceeding Rs. 520,00,00,000/- (Rupees Five Hundred and Twenty Crores Only), being equal to the aggregate value of the Debentures required to be issued in terms of the Scheme, to a merchant banker to be appointed by the Board (“Merchant Banker”) to act on behalf of and as agent and trustee of the members. The Merchant Banker shall receive the aforesaid amount, subject to receipt of necessary regulatory approvals, in an on-shore escrow account opened by it with a scheduled commercial bank in India to be determined by and upon terms and conditions acceptable to the Board, for this purpose (the “Escrow Account”). The Merchant Banker shall receive the aforesaid amounts in the Escrow Account for and on behalf of and in trust for the Members entitled to the Debentures, as deemed dividend within the meaning of the term under Section 2(22)(b) of the Income Tax Act, 1961. The said payment to the Merchant Banker shall constitute a valid and proper discharge of the Company’s obligation to make payment hereunder to each Member entitled to such Debentures in terms of the Scheme.

(ii)
The Merchant Banker shall immediately following receipt of funds pursuant to the above, pay to the Company (without any lien, hold-back or deduction whatsoever), for and on behalf of and as trustee of the Members entitled to Debentures, out of the Escrow Account, as and by way of subscription for allotment of requisite number of Debentures. The said payment for and on behalf of the Members by the Merchant Banker shall be deemed to be a payment by the Members entitled to the Debentures under this Scheme towards the cost of acquisition of the Debentures under the Scheme. Thus, the cost of acquisition of each Debenture at the hands of the Members shall be deemed to be its face value, i.e. Rs. 5/- (Rupees Five Only) each.

(iii)
Upon receipt by the Company of the payment from the Merchant Banker for and on behalf of the Members towards subscription of Debentures of the Company, the Company shall proceed to issue and allot to the Members as on the Record Date, the appropriate number of Debentures to which the concerned Member may be entitled by virtue of his/ her/ its holding in the Company on the Record Date in the ratio stipulated in Clause 4.2 above.

The Debentures issued to the Members pursuant to this Scheme shall be issued in dematerialized form to the Members who are recorded as holding equity shares of the Company in dematerialized form, or from whom the Company has received a notice in writing prior to the Record Date of details of their account with a depositary participant and who have provided details thereof and such other confirmations as may be required, by direct credit to the account of such Member. For all other Members or in the event that the Company is unable to credit the demat accounts of the aforesaid Members, the Company shall issue Debentures in physical form to such Member. No letter of allotment would be issued for the Debentures.

6.2
With a view to providing additional liquidity, the Company intends to identify a merchant banker (“Liquidity Facility Provider”) to provide a liquidity facility to all Debenture holders to, at their option, tender their Debentures for sale (on a spot delivery basis) to the Liquidity Facility Provider at a price to be offered by the Liquidity Facility Provider. The price to be offered by the Liquidity Facility Provider will depend on a number of factors, including the coupon rate of the Debentures, the prevailing market conditions and investor demand for the Debentures at that time. The detailed terms and process for the Liquidity Facility will be formulated by the Liquidity Facility Provider in consultation with the Company, and intimated to the Members by the Liquidity Facility Provider.

7.	NON RESIDENT MEMBERS AND ADRs
7.1
The approval of the Reserve Bank of India (“RBI”) may be required under applicable law for issuance of Debentures to certain non-resident Members, including for the holding or transfer of Debentures by such Members and repatriation of sale proceeds, and in the case of the Depositary, for distribution of the Debentures to the ADR holders. The Company shall apply to the RBI for the requisite approvals for issue and allotment of Debentures to such non-resident Members of the Company, and the issuance and allotment to such Members will be made subject to and in compliance with the terms and conditions as may be prescribed by the RBI.

7.2
The regulatory framework in India governing issuance of ADRs by an Indian Company does not permit the issuance of ADRs with any debt instrument (including non convertible rupee denominated debentures) as the underlying security. Therefore, the Depositary cannot issue depositary receipts (such as ADRs) against these Debentures under this Scheme. Accordingly, upon the coming into effect of this Scheme and subject to receipt of necessary approvals (as set out in 7.1 above), the Company shall issue an appropriate number of Debentures, in accordance with the ratio mentioned in Clause 4.2, to the Depositary and the Depositary will make best efforts to, and if so required for regulatory reasons shall, sell such Debentures (via private or public sale or through the Liquidity Facility) in accordance with the provisions of the Deposit Agreement.

7.3
To the extent the Depositary is able to sell (via private or public sale or through the Liquidity Facility) the Debentures, subject to the provisions of the Deposit Agreement, the Depositary shall convert the net proceeds from any such sale into U.S. dollars and distribute any such U.S. dollars, less any applicable taxes, fees and expenses incurred and/or provided for under the Deposit Agreement, to the registered holders of ADRs entitled thereto in the same manner as it would distribute cash under the Deposit Agreement.

7.4
The Company, the Liquidity Facility Provider and/or the Merchant Banker shall enter into such other agreements or arrangements and take such further actions as may be deemed necessary or appropriate by the Company, including, but not limited to, disseminating certain notices and intimations (including to relevant stock exchanges), press releases, certifications, and information containing details of the Scheme, the issuance of the Debentures, the Liquidity Facility and/or other information relating to the Company and the Debentures.

8.	EMPLOYEE STOCK OPTION SCHEMES
8.1
Pursuant to the Stock Option Scheme 2002, certain employees of the Company have been granted stock options at a price equivalent to (depending on the category of the option) the fair market value of the underlying equity shares on the date of grant or the par value of the underlying equity shares.

8.2
The existing exercise price for outstanding stock options granted at fair market value under the Stock Option Scheme 2002, may, upon effectiveness of the Scheme, at the discretion of the Compensation Committee be reduced by up to an amount of Rs. 30/- (Rupees Thirty Only) and consequently, any shares issued pursuant to exercise of such options shall not be entitled to receive the Debentures. For the avoidance of doubt it is clarified that no adjustment will be made to the purchase price of the stock options granted at par value under the Stock Option Scheme 2002. The consent of the Members to this Scheme shall be sufficient for the purposes of effecting such adjustment and shall be treated as their consent in relation to the aforesaid matters pertaining to the Stock Option Scheme 2002 (including without limitation for the purposes of effecting necessary modifications to the Stock Option Scheme 2002) and all related matters. No further approval of the Members would be required in this connection.

9.	AMENDMENT TO ARTICLES OF ASSOCIATION
9.1
As an integral part of the Scheme, and, upon the coming into effect of the Scheme, Article 144(1) to Article
144(5) of the Articles of Association of the Company shall, without any further act or deed, be replaced by the following:

“1.
Any General Meeting may resolve that any monies, investments or other assets forming part of the undivided profits (including profits or surplus monies arising from the realisation and where permitted by law, from the appreciation in value of any capital assets of the company) or any amount standing to the credit of the Share Premium Account or the Capital Redemption Reserve Account or the General Reserve or any other reserve or fund of the company or in the hands of the company and available for dividend may be capitalized. Any such amount (excepting the amount standing to the credit of the Share Premium Account and/or the Capital Redemption Reserve Account) may be capitalized in either of the following ways, or partly in one way and partly in another:

a.	by the issue and distribution as fully paid up shares, debentures, debenture stock or other securities or obligations of the Company; or

b.	by crediting the shares of the company which may have been issued and are not fully paid up, with the whole or any part of the sum, remaining unpaid thereon.

Provided that any amounts standing to the credit of the Share Premium Account may be applied in:
i.	paying up unissued shares of the company to be issued to the members of the company as fully paid bonus shares

ii.	in writing off the preliminary expenses of the company

iii.	in writing off the expenses of, or the commission paid or discount allowed on any issue of shares or debentures of the company; or

iv.	in providing for the premium payable on the redemption of any redeemable preference shares or debentures of the company.

Provided further that any amount standing to the credit of the Capital Redemption Reserve Account shall, for the purposes of this Article, be applied only in paying up unissued shares of the Company to be issued to the members of the Company as fully paid bonus shares.

2.
Such issue and distribution under sub-clause (1) (a) above and such payment to the credit of unpaid share capital under sub-clause (1) (b) above shall be made to, amongst or in favour of the members entitled thereto and in accordance with their respective rights and interests and in proportion to the amount of capital paid up on the shares held by them respectively in respect of which such distribution under such-clause (1) (a) or payment under sub-clause (1) (b) above shall be made on the footing that such members become entitled thereto as capital.

3.
The Directors shall give effect to any such resolution and apply such portion of the profit, General Reserve Fund or any other fund or account as aforesaid as may be required for the purpose of making payment in full for the shares, debentures or debenture stock, or other securities or obligations of the Company so distributed under sub-article (1) (a) above or (as the case may be) for the purpose of paying, in whole or in part, the amount remaining unpaid on the paid up capital under sub-article (1)(a) above provided that no such distribution or payment shall be made unless recommended by the Directors and if so recommended such distribution and payment shall be accepted by such members as aforesaid in full satisfaction of their interest in the capitalised sum.

4.
For the purpose of giving effect to any such resolution the directors may settle any difficulty which may arise in regard to the distribution or payment as foresaid as they think expedient and in particular they may issue fractional certificates or coupons and fix the value for distribution of any specific assets and may determine that such payments be made to any members on the footing of the value so fixed and that fraction of less value than Re. 1/- may be disregarded in order to adjust the right of all parities and may vest any such cash, shares, fractional certificates or coupons, debentures, debenture-stock, or other securities or obligations in trustee upon such trust for the persons entitled thereto as may seem expedient to the Directors and generally may make such arrangement for the acceptance, allotment and sale of such shares, debentures, debenture-stock, or other securities or obligations and fractional certificates or coupons or otherwise as they may think fit.

5.
Subject to the provisions of the Act and these Articles in case where some of the shares of the Company are fully paid and others are partly paid only, such capitalisation may be effected by the distribution of further shares in respect of the fully paid shares, and/or by crediting the partly paid shares with the whole or part of the unpaid liability thereon but so that between the holders of the fully paid shares, and the partly paid shares the sum so applied in payment of such further shares and in the extinguishing or diminishing of the liability on the partly paid shares shall be applied prorata in proportion to the amount then already paid or credited as paid on the existing fully paid and partly paid shares respectively.”

9.2
It is hereby clarified that the consent of the shareholders to the Scheme shall be sufficient for the purposes of effecting the above amendment to the Articles of Association of the Company as set out in Clause 9.1 above as also for the issuance of the Debentures, and no further resolution under Section 31 or any other applicable provision of the Act in this regard, would be required to be separately passed in connection with the amendment to the Articles or the issuance of Debentures by the Company hereunder.

10.	Accounting treatment in the books of the Company
10.1	The proposed restructuring of the General Reserve by issuance of Debentures pursuant to the Scheme shall be reflected in the books of account of the Company in the following manner.
(a)
an amount representing the aggregate face value of the Debentures shall be transferred from the General Reserve Account to the Shareholders Account (being the deemed dividend payable to the Members under the Scheme); and

(b)
an amount representing the aggregate face value of the Debentures shall be transferred from the Shareholders Account (represented by the Merchant Banker) to the Bank Account (being payment effected to the Members as deemed dividend under the Scheme).

10.2	The payment by the Company of the dividend distribution tax on the Debentures will be reflected in the books of account of the Company in the following manner:
(a)	an amount representing the dividend distribution tax payable on the issuance of the Debentures shall be transferred from the General Reserve Account to the Dividend Distribution Tax Account; and

(b)
an amount representing the dividend distribution tax payable on the issuance of the Debentures shall be transferred from the Dividend Distribution Tax Account to the Central Government Account (being payment of dividend distribution tax on the Debentures).

10.3
Similarly, the proposed investment of the deemed dividend in Debentures of the Company for and on behalf of the Members by a payment through the Merchant Banker will be reflected in the books of account of the Company in the following manner:

(a)
an amount representing the aggregate face value of the Debentures shall be transferred from the Bank A/c to the Shareholders A/c (represented by the Merchant Banker), (being payment by the Merchant Banker for and on behalf of the Members towards reinvestment of deemed dividend); and

(b)	an amount representing the aggregate face value of the Debentures shall be transferred from Shareholder A/c to Debentures A/c (being investment of the Members in Debentures under the Scheme).
10.4
For removal of doubts, it is expressly recorded and clarified that issue of Debentures constituting deemed dividend does not in any manner involve distribution of Capital Reserves or revenue reserves other than General Reserve and the Debentures shall be issued and shall be deemed to have been issued entirely out of the General Reserve of the Company exclusively built through undistributed/retained profits of the Company, in the manner provided in the Scheme.

10.5
Post the issuance of the Debentures under this Scheme, the General Reserve of the Company will stand reduced by an amount equivalent to the aggregate value of the Debentures issued (up to Rs. 520,00,00,000/- (Rupees Five Hundred and Twenty Crores Only) and an amount equivalent to the dividend distribution tax payable by the Company on the Debentures, at the then applicable rate (on such value of debentures, as above). Costs, charges and expenses of this Scheme as referred to in Clause 19 shall also be adjusted by a corresponding transfer from the General Reserve.

11.	Scheme Conditional on Approvals/Sanctions

The Scheme is conditional on and subject to:
(a)	the approval to the Scheme by the requisite majority of the Members of the Company as prescribed under law;

(b)	the sanction of the High Court being obtained;

(c)	the requisite approval of the Reserve Bank of India being obtained under the provisions of Foreign Exchange Management Act, 1999 and the regulations made thereunder;

(d)	any other sanction or approval, as may be required by law in respect of the Scheme being obtained; and

(e)	the certified copies of the High Court order referred to in this Scheme being filed with the Registrar of Companies.
12.	Effect of Non Receipt of Approvals/Sanctions

In the event of any of the aforesaid sanctions and approvals not being obtained and/or the Scheme not being sanctioned by the High Court and/or the Order or Orders not being passed as aforesaid on or before March 31, 2011 or within such extended period or periods as may be approved by the Board, the Scheme shall become null and void and in that event, no rights and liabilities shall accrue to or be incurred by the Company or its shareholders or any other person, and Company shall bear and pay the costs, charges and expenses for and/ or in connection with the Scheme.

PART III – GENERAL TERMS AND CONDITIONS
13.	Dividends
13.1
Nothing contained herein shall be construed as restricting the Company from being entitled to declare and pay dividends, whether interim or final, to its shareholders whether during the pendency of the Scheme or otherwise and the holders of the shares of the Company shall, save as expressly provided otherwise in this Scheme, continue to enjoy their existing rights under their respective Articles of Association including the right to receive dividends.

13.2
It is clarified that the aforesaid provisions in respect of declaration of dividends are enabling provisions only and shall not be deemed to confer any right on any member of the Company to demand or claim any dividends which, subject to the provisions of the said Act, shall be entirely at the discretion of the boards of directors of the Company and subject to the approval, if required, of the shareholders of the Company.

14.
The Scheme is an arrangement between the Company and its Members under Section 391 of the Act and does not envisage transfer or vesting of any properties and/or liabilities to or in favour of a transferee company as contemplated in Section 394 of the Act. The Scheme does not involve any “conveyance” or “transfer” of any property and does not relate to amalgamation or merger of companies under the order of the High Court under section 394 of the Act, and consequently, the Order of the Hon’ble High Court approving the Scheme will not attract any stamp duty, under the Indian Stamp Act, 1899 (as applicable in the state of Andhra Pradesh).

15.
The Scheme and issuance of Debentures hereunder is intended exclusively for the Members of the Company and does not constitute an offer or an invitation to the public to subscribe to the Debentures. Neither the Scheme nor any related document shall constitute an offer document or prospectus in any manner or for any purpose whatsoever.

16.	APPLICATIONS TO HON’BLE HIGH COURT

The Company shall make necessary applications before the High Court for the sanction of this Scheme under Sections 391 and 394 of the Act.

17.	MODIFICATIONS/AMENDMENTS TO THE SCHEME AND REMOVAL OF DIFFICULTIES
(a)
The Company (by its Board) may, in its full and absolute discretion, assent to any alteration or modification to this Scheme which the Board deems fit, or which the High Court and/or any other authority may deem fit to approve or impose.

(b)
The Company (by its Board) may give such directions as it may consider necessary to settle any question or difficulty arising under the Scheme or in regard to and of the meaning or interpretation of the Scheme or implementation hereof or in any matter whatsoever connected therewith (including any question or difficulty arising as a result of inadequacy of information provided by a Member or in connection with the issuance of Debentures or in connection with any deceased or insolvent shareholders, depositors or Debenture-holders of the Company), or to review the position relating to the satisfaction of various conditions to the Scheme and if necessary, to waive any of those (to the extent permissible under law) or that otherwise as may be considered to be in the best interest of the Company and its Members and do all acts, deeds and things as may be necessary, desirable or expedient for giving effect to the Scheme.

(c)
In the event of there being any pending share transfers, whether lodged or outstanding, of any shareholder of the Company, the Board or any person authorized by the Board shall be empowered in appropriate cases, prior to or even subsequent to the Record Date, to effectuate such a transfer as if such changes in registered holder were operative as on the Record Date, in order to remove any difficulties arising to the transferor or transferee of the share in the Company and in relation to the issuance of the Debentures after the effectiveness of the Scheme.

18.	Severability
18.1
If any part of this Scheme is found to be unworkable for any reason whatsoever including by reason of order of a court or regulatory authority or any legislative amendment, the same shall not, subject to the decision of the Company affect the validity or implementation of the other parts and/or provisions of this Scheme.

19.	Expenses Connected with the Scheme

All costs, charges and expenses of the Company in relation to or in connection with the Scheme and of carrying out and implementing/completing the terms and provisions of the Scheme and/or incidental to the completion thereof in pursuance of the Scheme, including the fees in connection with the appointment of the Merchant Banker and opening of the Escrow Account, if any, shall be borne and paid by the Company. For the avoidance of doubt it is clarified that Members will be required to bear and pay all taxes as may be applicable to them in relation to the Debentures.

20.	BINDING EFFECT

This Scheme when sanctioned by the High Court and upon effectiveness shall be binding on the Company, all its creditors, members and all other persons.

ANNEXURE I
PRINCIPAL TERMS AND CONDITIONS OF ISSUE OF UNSECURED REDEEMABLE NON CONVERTIBLE BONUS DEBENTURES

1.	Issuer	:	Dr. Reddy’s Laboratories Limited

2.	Quantum	:	Not less than Rs. 5,06,00,00,000/- (Rupees Five Hundred Six Crores Only) but not exceeding Rs. 520,00,00,000/- (Rupees Five Hundred and Twenty Crores Only), through issue of Debentures.

3.	Instrument	:	Unsecured redeemable non-convertible fully paid bonus debentures

4.	Tenor	:	36 months from the date of allotment

5.	Redemption	:	Redeemable at par in full at the end of 36 months from the date of allotment

6.	Face value	:	Rs. 5/- (Rupees Five Only) per Debenture

7.	Market lot	:	1 Debenture(s), or as required by the stock exchanges

8.	Coupon Rate	:	The coupon rate will be as determined by the Board.

9.	Interest payments	:	At the end of each 12 calendar month period from the date of allotment on the unredeemed balance of each Debenture.

10.	Taxation	:	All payments of principal and interest in respect of the Debentures to be made less any deductions or withholding for or on account of any present or future taxes or duties as required by applicable laws.

11.	Rating	:	Proposed to be rated

12.	Listing	:	Proposed to be listed on the NSE and/or BSE

13.	Debenture Trustee	:	A debenture trustee shall be appointed by the Board.